Exhibit 10.66

July 10, 2025

Ivan Seda
Address on file with the Company

Dear Ivan:
We are pleased to present you with this offer of employment and summary of your position, Deputy Chief Financial Officer, compensation, and benefits:
Position and Reporting: Effective not later than August 31, 2025, you will be employed by Columbia Bank, DBA Umpqua Bank (hereinafter referred to as the “Company”) as Executive Vice President/Deputy Chief Financial Officer, reporting jointly to Ron Farnsworth and Clint Stein, from our Tacoma, Washington, executive office location. This is an exempt and full-time position.
Compensation: Your annual base salary will be $435,000.00.
Signing Incentive: You will be paid a signing incentive of $50,000, less applicable taxes, within thirty days of commencement of employment. If the employment relationship ends, either voluntarily or involuntarily for cause within twelve months of the effective date, you agree to repay a portion of the incentive on a prorated basis.
Incentive Compensation Plan: You will be eligible to participate in the 2025 Incentive Compensation Plan for executives with a target incentive of 60% of annual base salary; your participation will be subject to pro-ration based on months of service for the plan year.
Equity Incentive Plan: You will be granted an initial equity award valued at $250,000.00, as soon as administratively practical following your hire date. The number of shares will be determined based on closing stock price on the grant date. This award will vest 50% based on performance conditions over the 2025-2027 company performance period, and 50% on a three-year pro rata vesting schedule with the initial vesting at least one year from the grant date as required by the plan. In addition, you will be eligible for future equity award(s) during the Company’s next annual award cycle in an amount anticipated to be no less than your initial equity award. Equity grants are discretionary and contingent upon corporate performance and initiatives, departmental performance, individual performance, regulatory compliance measures, and are subject to approval by the Chief Executive Officer and the Company’s Board of Directors.
Health and Wellness Benefits: You will be eligible to participate in the Company’s standard health and wellness benefits plan beginning the first day of the month following the effective date. The Company will provide you with additional Health and Wellness Benefits plan details following the effective date.
401(k) Retirement Plan: You will be eligible to participate in the Company’s 401(k) retirement savings plan beginning the first of the month following the effective date. The Company will provide a fifty-percent match on your qualified contributions, offering up to 4% in company match opportunity with an accompanying 8% employee contribution, and you will be automatically enrolled with a 6% contribution unless you choose otherwise. The Company’s contributions are subject to a five-year vesting schedule.

Representation: You represent and warrant that your employment by the Company will not violate any existing contract(s) you have with any third party. If you are subject to any agreement(s) with any former employer that prohibit(s) you from directly or indirectly soliciting, recruiting, or inducing any employee or any client of your former employer to leave your former employer, you represent and warrant you will adhere to all terms of the agreement(s) and provide the Company with copies of any and all such agreement(s) prior to the start of employment with the Company. You also represent that you will not bring with you any private, confidential, or non-public documentation from your previous employer(s) or borrower(s), and you also understand that any customer lists of names and/or addresses that are of public record must first be reviewed by the Company to ensure those individuals are not on the National Do Not Call Registry.
Outside Business Activity: You acknowledge that you have informed the Company of any existing outside business activity which could create an actual, or perceived, conflict of interest, and you understand that you may not engage in any such activity, at any time, without written consent by the Company.
At-Will Employment: The Company has an at-will employment relationship with all employees, which means that either the Employee or the Company may end the employment relationship at any time with or without notice, and with or without cause. Please note that this letter does not constitute an employment contract, or an employment agreement, and the offer for employment is contingent upon our receipt and evaluation of a pre-employment background check, and is subject to your ability to perform the essential job functions, with or without a reasonable accommodation, and any requests for accommodations may be submitted by email.
Please contact me if you have any questions specific to the terms within the letter before accepting this offer for employment. We look forward to your response within five business days.
Congratulations, Ivan, we are excited to have you join our team!